HSBC USA INC. Bearish Accelerated Market Participation Securities Linked to the S&P 500® Index
Filed Pursuant to Rule 433
Registration No. 333-158385
October 8, 2009

FREE WRITING PROSPECTUS
 (To Free Writing Prospectus dated October 8, 2009,
Prospectus dated April 2, 2009
and Prospectus Supplement dated April 9, 2009)

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

INDICATIVE TERMS
Issuer	HSBC USA Inc.
Issue	Bearish Accelerated Market Participation Securities Linked to the S&P 500® Index
Reference Asset	The S&P 500® Index
Trade Date	October 15, 2009
Pricing Date	October 15, 2009
Original Issue Date	October 20, 2009
Final Valuation Date	November 17, 2010*
Maturity Date	November 22, 2010*
Principal Amount	$1,000 per Security
Payment at Maturity	On the Maturity Date, we will pay you the Final Settlement Value.
Final Settlement Value
If the Reference Return is less than or equal to zero, you will receive a cash payment on the maturity date, per $1,000 principal amount of securities, equal to the lesser of:
(a) $1,000 + ($1,000 × the absolute value of the Reference Return × Downside Participation Rate); and
(b) $1,000 + ($1,000 × Maximum Cap).
Under these circumstances, you will gain 3% on your investment in the securities for each 1% that the Reference Return is below zero, up to the Maximum Cap.  You should be aware that you will only receive a positive return on your securities if the Final Level has declined from the Initial Level.  In such case, the  Reference Return will be negative.

If the Reference Return is greater than zero, you will receive a cash payment on the maturity date, per $1,000 principal amount of securities, calculated as follows:
$1,000 - [$1,000 × Reference Return]
Under these circumstances, you will lose 1% of the principal amount of your securities for each 1% that the Reference Return is above zero.  You should be aware that if the Reference Return is greater than zero, you may lose up to 100% of your investment.  In no instance will the final settlement value be less than zero dollars.

Downside Participation Rate	300%
Maximum Cap	18.00% to 20.00% The actual Maximum Cap will be determined on the Pricing Date and will be between 18.00% and 20.00%.
Reference Return	Final Level – Initial Level
Initial Level
provided, however, that the Reference Return will never exceed 100%.  If this calculation results in a Reference Return greater than 100%, the calculation agent will set the Reference Return to 100%.

Initial Level	The Official Closing Level of the S&P 500® Index as determined by the calculation agent on on the Pricing Date.
Final Level	The Official Closing Level of the S&P 500® Index as determined by the calculation agent on the Final Valuation Date.
Official Closing Level
The closing level of the Reference Asset on the Final Valuation Date as determined by the calculation agent and displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable, or, if not displayed or available, as described under the section entitled “Discontinuance or Modification of the Index”.

CUSIP	4042K0ZY4
* Subject to adjustment as described under “Additional Terms Relating to the Securities” in the accompanying Free Writing Prospectus.

Securities Description

If the Reference Return is negative or zero, your securities provide you with the absolute value of the Reference Return multiplied by the Downside Participation Rate as limited by the Maximum Cap.  If the Reference Return is positive, you will lose 1% of the principal amount of the securities for each percentage point that the Reference Return is above zero.  YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR INVESTMENT.

This investment is applicable for investors who believe that the Reference Return will depreciate over the term of the securities, who seek to participate in any negative performance of the Reference Asset as enhanced by multiplying the absolute value of the Reference Return by the Downside Participation Rate, and who are willing to accept exposure to a potentially positive Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is greater than zero.

Highlights

•         Participation in the negative performance of the Reference Asset as enhanced by the Downside Participation Rate, up to the Maximum Cap.

•         You will lose 1% of your principal amount for every 1% that the Reference Return is above zero.

Our affiliate HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker dealers or will offer the securities directly to investors.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying Free Writing Prospectus.

INVESTOR SUITABILITY

The securities may be suitable for you if:
•      You seek an investment with an enhanced return linked to the potential negative performance of the Reference Asset and you believe the level of the Reference Asset will decrease over the term of the securities.

•      You are willing to invest in the securities based on the Maximum Cap indicated herein (the actual Maximum Cap will be determined on the Pricing Date) which may limit your return at maturity.

•      You are willing to make an investment that is exposed to the positive Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is greater than zero.

•      You are willing to forego dividends or other distributions paid to holders of stocks comprising the Reference Asset.

•      You do not seek current income from this investment.

•      You do not seek an investment for which there is an active secondary market.

•      You are willing to hold the securities to maturity.

•      You are comfortable will the creditworthiness of HSBC, as issuer of the securities.

The securities may not be suitable for you if:
•      You believe the Reference Return will be positive or that the Reference Return will not be sufficiently negative to provide you with your desired return.

•      You believe the level of the Reference Asset will increase over the term of the securities.

•      You are unwilling to make an investment that is exposed to the positive Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is above zero.

•      You seek an investment that is 100% principal protected.

•      You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.

•      You prefer to receive the dividends or other distributions paid on any stocks included in the Reference Asset.

•      You seek current income from your investment.

•      You seek an investment for which there will be an active secondary market.

•      You are unable or unwilling to hold the securities to maturity.

•      You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.

CERTAIN RISKS AND CONSIDERATIONS

Purchasing the securities involves a number of risks.  It is suggested that prospective investors reach a purchase decision only after careful consideration with their financial, legal, accounting, tax and other advisors regarding the suitability of the securities in light of their particular circumstances.  See “Risk Factors” in the accompanying Free Writing Prospectus and Prospectus Supplement for a discussion of risks, which include:
•	The securities are not principal protected and you may lose up to 100% of your initial investment.
•	The appreciation on the securities, if any, will be limited by the Maximum Cap,.
•	Payment, if any, is subject to the ability of HSBC to pay its obligations as they become due and market value of the securities may be affected by HSBC’s actual and perceived creditworthiness.
•	Certain built-in costs are likely to adversely affect the value of the securities prior to maturity and the securities should be viewed as long term instruments.
•	The return on the securities is linked to the performance of an equity index and may be positive or negative.
•	The return on the securities does not necessarily reflect the full performance of the reference asset.
•	Your yield may be less than that of a standard debt security of comparable maturity.
•	You will not receive any periodic interest payments on the securities.
•	There may be little or no secondary market for the securities—the securities will not be listed or displayed on any securities exchange or quotation system.
•
There is a potential conflict of interest in that we or our affiliates play a variety of roles, including acting as calculation agent and hedging our obligations under the securities, during which the economic interests of the calculation agent or other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•	The securities are subject to significant risks not associated with conventional fixed rate or floating rate debt securities.
•	These securities are not bank deposits and are not insured by the FDIC or any other U.S. federal or state government agency.

This Free Writing Prospectus relates to one security offering linked to the reference asset identified on the cover page.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the security offering relates only to the reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference asset or as to the suitability of an investment in the securities.

You should read this document together with the Prospectus dated April 2, 2009, the Prospectus Supplement dated April 9, 2009 and the Free Writing Prospectus dated October 8, 2009. If the terms of the securities offered in this Free Writing Prospectus are inconsistent with those described in the accompanying Prospectus Supplement or Prospectus, the terms described in this Free Writing Prospectus will control.  If the terms of the securities offered in this Free Writing Prospectus are inconsistent with those described in the accompanying Free Writing Prospectus, the terms described in the other Free Writing Prospectus will control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page S-3 of the Prospectus Supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.  As used herein, references to “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a Prospectus) and a second Free Writing Prospectus with the Securities and Exchange Commission for the offering to which this Free Writing Prospectus relates. Before you invest, you should read the Prospectus, the Prospectus Supplement and the other Free Writing Prospectus for more complete information about the issuer and this offering. You may get these items for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus, Prospectus Supplement or Free Writing Prospectus if you request it by calling toll free, 1-888-800-4722.
You may also obtain:
•         the Free Writing Prospectus at http://www.sec.gov/Archives/edgar/data/83246/000114420409051991/v162146_fwp.htm
•         the Prospectus Supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
•         the Prospectus at http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this Free Writing Prospectus to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.